EXHIBIT 8.1



                                           Our File Number: 11221.00012
                              Writer's Direct Dial Number: 561-650-0642
                             Writer's E-Mail Address: khart@gunster.com





Capital City Bank Group, Inc.
Attention: President
217 North Monroe Street
Tallahassee, Florida 33301

First Bankshares of West Point, Inc.
Attention: President
3rd Avenue and West 10th Street
West Point, Georgia 31833


Gentlemen:

     We have served as counsel to Capital City Bank Group, Inc.

("Capital City"), a Florida corporation, in connection with the contemplated merger of First Bankshares of West Point, Inc. ("First

Bankshares"), a Georgia corporation, into Capital City pursuant to an

Agreement and Plan of Merger dated September 25, 2000.  This opinion regarding the federal income tax consequences of the merger is required by  9.1(g) of the Agreement.

     Pursuant to the merger, each shareholder of First Bankshares will receive 3.6419 shares of Capital City common stock and $ 17.7543 of cash for each share of First Bankshares common stock surrendered in the merger.  Cash will be paid in lieu of fractional shares of Capital City in order to avoid the expense attendant to issuance of fractional shares.  Subsequent to the merger, First Bankshares' wholly owned subsidiary will be merged into a wholly owned subsidiary of Capital

City.

     In rendering this opinion, we have examined only the Agreement and

Plan of Merger, and have assumed that the merger will be consummated in accordance with its terms.  Furthermore, we have relied upon factual assumptions and representations made by officers of Capital City and

First Bankshares, without any independent verification.

     Based solely upon the facts, assumptions and representations referred to above, we are of the opinion that:

     (i)   the merger will constitute a "reorganization" within the

meaning of  368(a)(1)(A) of the Internal Revenue Code of 1986, as

amended (the "Code");1

     (ii)  neither Capital City nor First Bankshares will recognize gain or loss by reason of the merger;2 and

     (iii) gain (but not loss) will be recognized by First Bankshares shareholders in the exchange of First Bankshares common stock for

Capital City common stock and cash in the merger, but not in excess of the cash received.

                             *  *  *  *  *



     We have expressed no opinion regarding the tax consequences of the merger under the laws of any state, local or foreign jurisdiction.

     Our opinion expressed herein is based upon the provisions of the

Code, Treasury regulations (both current and proposed) promulgated thereunder, judicial decisions, revenue rulings and procedures, and related authorities issued to, and in effect, on the date of this letter.  Furthermore, no assurance can be given that the Internal

Revenue Service or the courts will not alter their present view, either prospectively or retroactively, or adopt new views in respect of the law that forms the basis of our opinion.  In that event, the opinion expressed herein would necessarily have to be reevaluated in light of any change in such views.  We assume no obligation to advise you of any change in any such provision or views which would affect our opinion set forth herein.

     Our opinion is based solely upon the Agreement and Plan of Merger and the facts, assumptions and the representations referred to above and we have not undertaken an independent investigation of any such facts, assumptions or representations.  We have assumed that the

Agreement and Plan of Merger completely and accurately describes the merger, and that such facts, assumptions and representations will be complete and accurate at the time of the merger.  Our opinion would require reevaluation in the event of any change in any pertinent fact,

assumption and representation.

     Except as noted below, this opinion is solely for your benefit and the benefit of Capital City, First Bankshares and their respective shareholders and is not to be used, circulated, quoted or otherwise referred to by any other person for any purpose without our express written consent.

     We hereby consent to the inclusion of this opinion letter as part of the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended,

or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.



                         Very truly yours,